Exhibit 23.2

[KOST FORER/E&Y LETTERHEAD]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in the Registration Statement on Form S-8 of AudioCodes Ltd. pertaining to the AudioCodes Ltd. 2001 U.S. Employee Stock Purchase Plan, as amended, and the AudioCodes Ltd. 2001 Employee Stock Purchase Plan Global Non-U.S., as amended, of our report dated March 28, 2007, with respect to the consolidated financial statements of AudioCodes Ltd. included in its Annual Report (Form 20-F) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

KOST FORER GABBAY & KASIERER A Member of Ernst & Young Global

Tel-Aviv, Israel
July 19, 2007